EXHIBIT 5.1

Steven L. Slaw PC
2175 Point Boulevard, Suite 125
Elgin, Illinois 60123
(847) 844-3765

July 31, 2008

 Mach One Corporation
6430 Congress Drive
West Bend, WI 53095

Gentlemen:

As counsel to Mach One Corporation, a Nevada corporation (the “Company”), I have been requested to furnish to you an opinion regarding the Registration Statement on Form S-1 (Registration No. 333-146744) (as amended to date, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale of certain securities of up to 7,670,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"). As Counsel of the Company and in connection with the Registration Statement referred to above, I have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, originals, or photostatic or certified copies, of such records of the Company, certificates of representatives of the Company and of public officials, and such other documents as I deemed relevant for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon and subject to the foregoing, and the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Nevada.
2.	The Shares are duly authorized and validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Nevada (including the relevant Constitutional provisions and applicable court decisions) and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

I consent to the filing of this opinion as an exhibit to the Form S-1, to the incorporation by reference of this opinion by the Registration Statement and to the reference to me in the prospectus forming a part thereof and in the prospectus supplement relating to the Shares under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. This opinion speaks as of the date hereof, and I disclaim any obligation to update this opinion.

Very truly yours,
/s/ Steven L. Slaw